Exhibit (c)(5)

                                                           Executive Agreement



                           EMPLOYMENT AGREEMENT

               This Agreement (the "Agreement") is made as of the ____ day of December, 1997, between TriMas Corporation, a Delaware corporation and _____________ (the "Employee").

                                 RECITALS

               The Employee has actively and significantly participated in the management and development of the business, assets and value of the Company and the Company considers the retaining of the Company's existing management essential to protecting and enhancing the best interest of the Company and enhancing shareholder value;

               The Company believes that executing this Agreement is in the best interest of the Company and its shareholders and the Employee believes that the execution of this Agreement is in his best interests; and

               The Company and the Employee desire to enter into this Agreement;

               NOW, THEREFORE, to induce the Employee to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Employee agree as follows:

               Section 1.  Definitions.

               (a) "Benefit Period" shall mean the period commencing on the date of this Agreement and continuing through the later of (i) the end of the Contract Employment Period or (ii) the date which is one (1) year after the Termination Date, but in no event to end later than March 8, 2004.

               (b)  "Board" shall mean the Company's Board of Directors.

               (c) "Business Activities" shall mean the design, development, manufacture, distribution, sale and marketing of products or services sold, distributed or provided by TriMas Corporation or any of its subsidiaries prior to the Termination Date. Business Activities shall not include the provision of services of a professional nature (including but not limited to the provision of financial, treasury, consulting or accounting services) by an individual professionally licensed or trained to perform such services ("Professional Services") in any capacity as an employee, partner, owner or otherwise for any enterprise generally engaged in the provision of such Professional Services to the public.

               (d) "Cause," when used in connection with the termination of the Employee's employment by the Company, shall mean (i) the willful and continued failure (after written notice from the Company to the Employee) by the Employee to substantially perform the Employee's primary duties and obligations (of a nature consistent with this Agreement including without limitation Section 3 hereof) to the Company (other than any failure resulting from the Employee's Disability or actions taken by the Company which prevent the Employee's performance), (ii) the engaging by the Employee in willful misconduct which is materially injurious to the Company, monetarily or otherwise, or (iii) the commission of any act constituting a felony under the laws of any state within the United States or of the United States.

               (e) "Company" shall mean TriMas Corporation and any corporation or entity that is a successor (whether by purchase of all or substantially all of the business and/or assets, merger, consolidation or liquidation) of the Company.

               (f) "Contract Employment Period" shall mean that period commencing with the date of this Agreement and continuing to March 8, 2001.

               (g) "Disability" shall mean a physical or mental incapacity of the Employee which entitles the Employee to benefits under the long term disability plan applicable to the Employee and maintained by the Company as in effect at the time of such disability, provided however the TriMas Corporation Supplemental Executive Retirement and Disability Plan shall not be deemed to be such a long term disability plan. However, if the Company has no such plan at that time, "Disability" shall mean any physical or mental condition that renders the Employee unable to substantially perform the Employee's duties with the Company for a period of one hundred and eighty (180) days during any period of twelve (12) consecutive months.

               (h) "Employment Term" shall have the meaning set forth in
Section 2 of this Agreement.

               (i) "Good Reason," when used with reference to a voluntary termination by the Employee of the Employee's employment with the Company, shall mean:

                 (i) a substantial diminution in the Employee's position such that the Employee's job is no longer of a significant or responsible management or professional nature;

                (ii) at any time on or after March 31, 1999, the demotion or a continuation of a prior demotion of the Employee to a position where the Employee is no longer discharging as the principal part of that position, responsibilities of a general nature substantially consistent with the type of responsibilities being discharged by the Employee as of the date hereof;

               (iii) a reduction in the Employee's base salary as in effect on the date of this Agreement or as the same may be increased from time to time; or the Company's failure to pay to the Employee at least the Minimum Bonus Compensation for the year ended December 31, 1997 or December 31, 1998; or a failure of the Company to include the Employee as an eligible participant in the Company's bonus plan, stock incentive plan and other management incentive programs in which the Employee currently participates other than as part of a broad-based restructuring of benefits of the Company affecting no less than substantially all comparably compensated employees of the Company, provided that the awarding of any such incentive compensation is in the Board's discretion;

                (iv) a change in the Employee's principal work location to any location more than forty miles outside of Ann Arbor, Michigan, except for required travel on the Company's business to an extent substantially consistent with the Employee's current business travel obligations on the date of this Agreement; or

                 (v) the failure by the Company to comply with any of its obligations under Section 13(a).

               (j) "Minimum Bonus Compensation" shall apply to the years ended December 31, 1997 and December 31, 1998 only and shall mean the bonus amount of $__________.

               (k) "Protected Vesting Period" shall have the meaning set forth in Section 9(g) of this Agreement.

               (l) "Termination Date" shall mean the effective date as provided under this Agreement of the termination of the Employee's employment.

               (m) "Unvested Options" and "Unvested Stock Awards" shall mean all (i) unvested restricted stock awards under the 1988 TriMas Corporation Restricted Stock Incentive Plan (Restated December 5, 1995),
(ii) unvested options under the 1988 TriMas Corporation Stock Option Plan (Restated December 5, 1995), and (iii) unvested restricted stock awards, options, or other awards of any form under the TriMas Corporation 1995 Long Term Stock Incentive Plan (Restated December 5, 1995) representing awards, options or grants granted prior to February 28, 1998.

               (n) "Without Cause" when used in connection with the termination of the Employee's employment by the Company, shall mean any termination of employment of the Employee by the Company which is not a termination of employment for Cause or Disability.

               Section 2. Employment, Acceptance and Term. The Company hereby employs the Employee in a senior management position with the Company and the Employee hereby accepts such employment with the Company on the terms set forth in this Agreement for the Contract Employment Period unless sooner terminated pursuant to the provisions of Sections 7 or 8 of this Agreement or upon the Employee's death (the "Employment Term").

               Section 3. Duties and Authority. During the Employment Term, the Employee shall devote his full business time and energies to the business and affairs of the Company and shall not, without the Company's written consent, accept other employment or permit such personal business interests as he may have to interfere with the performance of his duties under this Agreement. The Employee agrees to use his best efforts, skill and abilities to promote the interests of the Company, to work with other employees of the Company in a competent and professional manner and generally to promote the interests of the Company and to perform such other duties of a management or professional nature as may be assigned to him by the President of the Company or any other officers of the Company to whom the Employee normally reports.

               Section 4. Compensation. For all services to be performed by the Employee during the Employment Term the Company shall pay the Employee an annual base salary of not less than ___________________________________
($___________) Dollars per year, payable in accordance with the prevailing payroll practices of the Company and less all applicable taxes required to be withheld by federal, state or local laws. The Employee shall be eligible for annual merit increases in base salary, consistent with the annual merit increases granted to other comparably compensated employees of the Company.
In addition during the Employment Term, the Employee shall be entitled to such bonus pursuant to the Company's bonus plan, in effect on the date hereof or which may hereafter exist, to the extent the Employee meets the eligibility requirements of such plan and such other discretionary compensation as in each case may be awarded from time to time in the discretion of the Board, provided that, during the Employment Term, the Company shall pay to the Employee as a bonus (a) for 1997 and 1998 an amount not less than the Minimum Bonus Compensation, an (b) for 1999 and 2000 an amount commensurate with other comparably compensated employees of the Company but not less than ninety percent (90%) of the Employee's 1998 bonus.

               Section 5. Participation in Employee Benefit Plans. In addition to the cash compensation payable hereunder, the Employee shall be entitled to participate during the Employment Term in such employee benefit plans, whether contributory or non-contributory, such as group insurance plans, hospital, surgical, vision and dental benefit plans or other bonus incentive, profit sharing, retirement or employee benefit plans of the Company existing on the date hereof or as may be subsequently amended or adopted by the Company for management employees in significant or responsible management positions covered thereby to the extent that the Employee meets the general eligibility requirements of any such plans. These plans include, without limitation, the TriMas Corporation Pension Plan, the TriMas Corporation Future Service Profit Sharing Plan, the TriMas Corporation Salaried Savings Plan, the TriMas Corporation Retirement Benefit Restoration Plan and the TriMas Corporation Supplemental Executive Retirement and Disability Plan. The Employee shall be entitled during each year of the Employment Term to paid vacation time consistent with past practice and Company policy for comparable senior executives. Any reference to a benefit plan under this Agreement, including without limitation those referenced in this Section 5 and in Section 1(m), shall include any successor plans (the "Plans").

               Section 6. Application of this Agreement; Term of Agreement. The provisions of Sections 7 and 8 of this Agreement shall apply with respect to any termination of employment of the Employee which occurs during the period commencing on the date of this Agreement and ending on March 8, 2003. Such provisions shall not apply to any termination of employment of the Employee which occurs following March 8, 2003 after which date the Employee shall have no further rights under this Agreement except to the extent they have heretofore accrued to the Employee, including without limitation those which have accrued under Section 9. Continuation of employment with a successor to TriMas Corporation, as described in Section 13(a), shall not alone constitute termination of the Employee's employment.

               Section 7. Termination of Employment of the Employee by the Company.

               (a) The Company shall have the right to terminate the Employee's employment hereunder at any time for Disability, for Cause, or Without Cause in each circumstance; however if such termination occurs during the Contract Employment Period, the Company will be required to comply with the procedures hereinafter specified.

               (b) During the Contract Employment Period, termination of the Employee's employment for Disability shall become effective no sooner than thirty (30) days after a notice of intent to terminate the Employee's employment, specifying Disability as the basis for such termination, is given to the Employee by the Board, by a committee of the Board or by the officer to whom the Employee normally reports and any applicable requirements of the Company's long term disability plan or, if the Company has no such plan, its administrative practices then applicable to disability have been met.

               (c) During the Contract Employment Period, termination of the Employee's employment for Cause shall be effective immediately upon written notification from the Board, a committee of the Board, or the officer to whom the Employee normally reports, to the Employee stating in such notice that the Employee is terminated for Cause and providing reasonable detail of the facts and circumstances claimed by the Company to constitute Cause. In the event the Employee believes that there was not Cause for such termination, the Employee may notify the Company in writing of such belief within fifteen (15) days after the Company's delivery of written notice of termination for Cause to the Employee. In the event the Employee gives notice to the Company within such fifteen (15) day period, the Employee shall (unless such an opportunity has been previously offered to the Employee) within fifteen (15) days of the giving of such notice be afforded an opportunity, together with the Employee's counsel, to be heard before the superior to the officer to whom the Employee normally reports. If, pursuant to such hearing, such superior officer determines that there was no Cause for such termination, then such termination shall be deemed to be Without Cause. Any determination by such superior officer shall be in addition to and shall not limit the right of the Employee to arbitrate whether such termination was for Cause under Section 16 hereof.

               (d) The Company shall have the absolute right to terminate the Employee's employment Without Cause by notice from the President of the Company or the Board; however, during the Contract Employment Period, termination of the Employee's employment Without Cause shall be effective on the date specified in the notice but no sooner than five (5) business days after the date of the Company's giving to the Employee a notice of termination, specifying that such termination is Without Cause.

               (e) Upon a termination of the Employee's employment for Cause or (except as provided to the contrary in Section 14) for Disability, the Employee shall have no right to receive any compensation or benefits based on the provisions of this Agreement provided, however, with respect to Disability nothing in this sentence shall restrict any benefits that the Employee would otherwise receive upon the occurrence of the Employee's disability under any benefit plans of the Company covering the Employee. Upon a termination of the Employee's employment Without Cause, the Employee shall be entitled to receive the benefits provided in Section 9 hereof.

               Section 8. Termination of Employment by the Employee. The Employee shall be entitled at any time to terminate employment with the Company for any reason and, if such termination is for Good Reason, to receive the benefits provided in Section 9 hereof in the same manner as if such Employee had been terminated Without Cause. The Employee shall give the Company notice of voluntary termination of employment, which notice need specify only the Employee's desire to terminate employment and, if such termination is for Good Reason, also set forth in reasonable detail the facts and circumstances claimed by the Employee to constitute Good Reason. Any notice by the Employee pursuant to this Section shall be effective five (5) business days after the date it is given by the Employee. If the Employee terminates his employment with the Company other than for Good Reason, the Employee shall not be entitled to receive benefits under this Agreement except those provided in Section 9(a) and 9(b) hereof.

               Section 9. Benefits upon Termination in Certain Circumstances. Upon the termination of the Employee's employment by the Company Without Cause pursuant to Section 7(d) hereof or by the Employee for Good Reason pursuant to
Section 8 hereof during the period commencing on the date of this Agreement and ending on March 8, 2003, the Employee shall execute a Separation Agreement and Complete Release of Liability in the form attached as Exhibit A hereto (the "Release") in favor of the Company and commencing eight (8) days thereafter, provided the Employee did not revoke the Release pursuant to
Section 8 thereof, the Employee shall be entitled to receive the following benefits:

                 (a) The Company shall pay to the Employee, not later than thirty (30) days after the Termination Date, a lump sum cash amount equal to the sum of (i) the full base salary earned by the Employee through the Termination Date and unpaid at the Termination Date, (ii) the amount of any base salary attributable to vacation earned by the Employee but not taken before the Termination Date, (iii) all other amounts earned by the Employee and unpaid at the Termination Date (including any amount of a bonus remaining unpaid from a prior performance year), and (iv) all amounts owing by the Company on account of expenditures by the Employee on behalf of the Company, including without limitation all amounts due as reimbursement of travel and entertainment expenses.

                 (b) The Company shall pay to the Employee, not later than thirty (30) days after the Termination Date, the greater of (i) a pro-rata amount of any bonus award earned by the Employee during the year in which the Termination Date occurred; or (ii) a pro-rata amount (x) in cases in which the Termination Date occurs during 1997 and 1998, of the Minimum Bonus Compensation, and (y) in cases in which the Termination Date occurs after December 31, 1998, of the Employee's cash bonus incentive compensation for the immediately preceding full year prior to the Termination Date. In each case, the proration shall be based on the number of days in the year through the Termination Date compared with 365 days.

                 (c) The Company shall pay to the Employee a cash amount equal to, the Employee's Base Annual Compensation multiplied by a fraction,

                 (i) the numerator of which is (x) if the Termination Date occurs before March 8, 2000, the number of days remaining in the Contract Employment Period or, (y) if the Termination Date occurs on or after March 8, 2000, the number 365 and

                (ii)  the denominator of which is 365 (the "Termination
                      Payment").

"Base Annual Compensation" shall be the sum of (A) the Employee's base annual salary at the highest rate in effect during the year of the Termination Date plus (B) the greater of (x) the Employee's cash incentive bonus compensation for the full year immediately preceding the Termination Date or (y) in cases in which the Termination Date occurs during 1997 or 1998, the Minimum Bonus Compensation, and (z) in cases in which the Termination Date occurs during the period from January 1, 1999 through March 8, 2003, an amount equal to the Employee's cash bonus incentive compensation pursuant to Section 4 hereof for the immediately preceding full year prior to the Termination Date. The Termination Payment shall be paid at the option of the Employer either (1) in equal monthly installments over the remaining months of the Benefit Period, or (2) (x) in a lump sum equal to the lesser of the Termination Payment or the Employee's Base Annual Compensation, payable within thirty (30) days of the Termination Date, and (y) the amount, if any, by which the Termination Payment exceeds such lump sum payment made, in equal monthly installments commencing one
(1) year after the Termination Date and ending in the last month of the Benefit Period.

               (d) The Company shall also pay to the Employee all legal fees and expenses incurred by the Employee as a result of successfully enforcing any right or benefit provided to the Employee by this Agreement.

               (e) The Company shall pay, when due, for outplacement services as requested by the Employee to assist in locating new employment, up to a maximum amount of $30,000.

               (f) The Company shall maintain in full force and effect for the Employee's continued benefit, and for the benefit of the Employee's dependents, until the earlier of (i) the end of the Benefit Period or (ii) the Employee's commencement of employment with a new employer, any medical or dental insurance plans or medical or dental insurance arrangements in which the Employee was entitled to participate upon the Termination Date (subject to the Company's right under Section 5 of this Agreement to amend or replace such plans or arrangements after the Termination Date), provided that the Employee's continued participation is possible under the general terms and provisions of such plans or arrangements. In the event that the Employee's participation in any plans or arrangements of a new employer is barred, then until the end of the Benefit Period, the Company shall arrange to provide the Employee with benefits substantially similar to those which the Employee is entitled to receive under such plans or arrangements of the Company. Should the medical insurance plans or arrangements provided by the Employee's new employer not entitle the Employee or the Employee's dependents (i) to any coverage during an initial qualification period or
(ii) to coverage for any condition which is considered a pre-existing condition under the new employer's plan and which was covered under the Company's medical insurance plans or arrangements at the Termination Date, then notwithstanding the Employee's employment, the Company shall, until the end of the Benefit Period, continue to provide medical benefits as stated above in this Section 9(f) during such qualification period (if clause (i) of this sentence is applicable) and for such pre-existing condition (if clause (ii) of this sentence is applicable).

               (g) Any Unvested Options of the Employee under the Company's Plans shall, to the extent such Unvested Options have not been converted or adjusted in any transaction approved by the Company's Board of Directors as contemplated by the applicable Plan, immediately vest at the Termination Date. All Unvested Stock Awards under the Company's Plans shall continue to vest in accordance with the terms of the respective Plans during the period which (x) if the Termination Date occurs before March 8, 2000, shall extend until June 30, 2001, or (y) if the Termination Date occurs on or after March 8, 2000, shall extend until the last day of the end of the fifteen (15th) month following the Termination Date, (the applicable time period of this sentence is referred to as the "Protected Vesting Period"). All Unvested Stock Awards, as to which restrictions have not lapsed under the Plan as provided in the preceding sentence, shall be forfeited to the Company.

               (h) The Employee's right to participate in the Company's non-qualified Supplemental Executive Retirement and Disability Plan ("SERP"), shall terminate on the Termination Date unless the Employee hereafter becomes entitled to vested benefits thereunder as a result of future amendments to SERP agreements generally implemented for Company's management employees with significant or responsible management positions covered thereby.

               Any payments to be made under this Section 9 (except payments under subsection 9(f)) shall be reduced by the amount of (i) any loans or other monetary advances made by the Company to the Employee which remain outstanding on the Termination Date, (ii) any payments made to the Employee pursuant to the SERP, and (iii) any other retirement benefits received by the Employee from the Company.

               Subject to the succeeding paragraph, in the event that any payments, distributions or benefits to or for the benefit of the Employee from the Company, whether paid or payable, distributed or distributable, as provided for in Section 9 hereof, any other section of this Agreement, or otherwise under any other plan or arrangement of the Company would constitute a "parachute payment", as defined in Section 280G of the Internal Revenue Code of 1986, as amended, or any successors thereto (the "Code"), such payments under the Agreement shall be reduced to the largest amount that will eliminate both the imposition of the excise tax imposed by Section 4999 of the Code and the disallowance as deductions to the Company under Section 280G of the Code of any such payments under this Agreement. The determination of any reduction in the payments under this Agreement pursuant to this paragraph shall be made by a major accounting firm selected by the Company (which shall not be the Company's independent auditors) and approved by the Employee, which approval shall not be unreasonably withheld.

               Upon the termination of the Employee's employment by the Company Without Cause or by the Employee for Good Reason, in each case prior to March 31, 1999, then in the event that any payments, distributions or benefits to or for the benefit of the Employee from the Company, whether paid or payable, distributed or distributable, as provided for in Section 9 hereof, any other section of this Agreement, or otherwise from the Company would be subject to an excise tax pursuant to Section 4999 of the Code, or subject to any interest or penalties with respect to such excise tax, the Employee shall be entitled to receive, not later than three (3) days prior to the date upon which the Employee is required to make any payment based on such determination, additional payments from the Company in an amount equal to all additional income and excise taxes (including interest and penalties thereon) payable, including income and excise taxes, interest and penalties, on any payment received pursuant to this sentence, by the Employee by reason of the imposition of such excise tax pursuant to Section 4999 of the Code. All taxes deemed payable hereunder are to be calculated by a major accounting firm selected by the Company (which shall not be the Company's independent auditors) and approved by the Employee, which approval shall not be unreasonably withheld, using maximum marginal rates applicable to the Employee. If, after the payment of any amount pursuant to this paragraph, the Company elects to contest such tax or taxes, the Employee shall cooperate with the Company, in good faith at the Company's sole expense, to contest such tax or taxes. If the Company is successful in contesting any proposed tax, the Employee shall return to the Company, upon receipt by the Employee, any refunds (including any interest paid or penalties remitted on any such refunds) with respect to such contested tax or taxes and any other payments made by the Company to the Employee pursuant to this paragraph with respect to the amount refunded.

               Section 10. Other Employment; Mitigation. The Employee shall not be required to mitigate the amount of any payment or benefit provided for in Section 9 by seeking other employment. If the amount to be paid to the Employee under Section 9(c) hereof exceeds the Employee's Base Annual Compensation, then any amount of such excess that would have been paid to the Employee under Section 9(c) shall be reduced by any salary and bonus earned by the Employee as the result of other employment or consulting services performed during the period beginning one year after the Termination Date and ending on the last day of the Benefit Period. Except for the reduction required by the immediately preceding sentence, the amount of any payment provided for in Section 9 shall not be reduced by any salary and bonus earned by the Employee as the result of other employment or consulting services performed.

               Section 11. Life and Disability Insurance. During the Benefit Period, the Company will continue to maintain in effect and pay the premiums on any insurance policies insuring the life or disability of the Employee which are in effect on the effective date hereof or may hereafter be taken out by Company, or substitute policies for all significant management employees covered thereby.

               Section 12. Non-competition. In consideration of the payments to be received by the Employee hereunder, in recognition of the highly competitive nature of the industries in which the Company conducts its business and to further protect the goodwill of the Company and to promote and preserve its legitimate business interests, the Employee agrees that during the period commencing the date hereof and ending on the last day of the Protected Vesting Period, he will not:

                 (a) Engage in any Business Activities (other than on behalf of the Company) whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant advisor, agent or otherwise, in any geographic area in which the products or services of the Company have been distributed or provided during the period commencing two years prior to the date hereof and ending on the Termination Date;

                 (b) Other than on behalf of the Company supply products or provide services (but only to the extent such restricted activities constitute Business Activities) to any customer with whom the Company has done any business during the period commencing two years prior to the date hereof and ending on the Termination Date, whether as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise;

                 (c) Assist others in engaging in any of the Business Activities in the manner prohibited to the Employee; and

                 (d) Induce or attempt to induce employees of the Company, or its affiliates to engage in any activities hereby prohibited to the Employee or to terminate their employment.

It is expressly understood and agreed that although the Employee and the Company consider the restrictions contained in each of clauses (a) through
(d) above to be reasonable for the purpose of preserving the Company's goodwill, proprietary rights, trade secrets, valuable confidential business interests, relationships with specific prospective and existing customers and going concern value, and to protect the Company's business opportunities, markets and trade areas, if a final judicial determination is made by a court having jurisdiction that the time or territory or scope of restricted activities or any other restriction contained in this Agreement is an unenforceable restriction on the activities of the Employee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time, restricted activities and territory and to such other extent as such court may judicially determine or indicate to be reasonable. Alternatively, if the court referred to above finds that any restriction contained in this
Section 12 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein. It is further expressly understood and agreed that the providing of Professional Services shall not be restricted under this Agreement.

               Section 13.  Successors; Binding Agreement.

               (a) The Company shall require any successor (whether by purchase of all or substantially all of the business and/or assets, merger, consolidation or liquidation) of the Company to expressly assume, by written agreement, the obligation of the Company to perform this Agreement upon or prior to such succession taking place. A copy of such written agreement shall be delivered to the Employee promptly after its execution by the successor or such person or group.

               (b) Failure of the Company to obtain such agreement upon or prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to benefits as set forth above in
Section 9.  These amounts shall not be discounted to any present value.

               (c) This Agreement is personal to the Employee and the Employee may not assign or transfer any part of the Employee's rights or duties hereunder, or any compensation due to the Employee hereunder, to any other person, except that this Agreement shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees or beneficiaries.

               Section 14. Death; Disability. If the Employee dies or experiences a Disability on or prior to March 8, 2003 and before the date that the Employee gives notice of termination for Good Reason pursuant to Section 8 hereof, or before the Company gives notice of termination Without Cause pursuant to Section 7(d) hereof, or for Cause pursuant to Section 7(c) hereof, the Employee shall not be entitled to any benefits under this Agreement provided, however, such restriction shall not otherwise restrict any benefits that the Employee would otherwise receive upon the occurrence of the Employee's death or disability under any benefit plans of the Company covering the Employee. If the Employee dies or experiences a Disability on or prior to March 8, 2003 and on or after the date that the Employee gives notice of termination for Good Reason pursuant to Section 8 hereof, or on or after the Company gives notice of termination Without Cause pursuant to Section 7(d) hereof, the Employee shall be entitled to the benefits available to the Employee under this Agreement and any such benefits shall not be reduced in any way because of such death or Disability. If the Employee dies on the date the Employee is terminated for Cause the Employee shall not be entitled to any benefits hereunder unless it is subsequently determined pursuant to this Agreement that such termination was not for Cause.

               Section 15. Modification; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Employee and by the Company, provided, however, the Employee shall not be required to execute as a condition of continued employment any additional agreement or any agreement which modifies or replaces this Agreement during the Benefit Period. Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

               Section 16.  Arbitration of Disputes.

               (a) Except with respect to the enforcement of the Company's rights under Section 12 hereof or the enforcement of the Company's rights under the Release, any disagreement dispute, controversy or claim arising out of or relating to this Agreement, the interpretation or validity hereof, or the terms and conditions of Employee's employment including the termination thereof, shall be settled exclusively and finally by arbitration. Except as provided in the preceding sentence, it is specifically understood and agreed that any disagreement dispute or controversy which cannot be resolved between the parties, including without limitation any matter relating to the interpretation of this Agreement, claims of discrimination under state or federal law, shall be resolved solely by arbitration irrespective of the magnitude thereof, the amount in controversy, or the nature of the relief sought.

               (b) The arbitration shall be conducted in accordance with Employment Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA"), the terms of which are incorporated herein.

               (c) The arbitral tribunal shall consist of one arbitrator skilled in arbitration of senior executive employment matters. The parties to the arbitration shall jointly directly appoint such arbitrator within thirty (30) days of initiation of the arbitration. If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed by the AAA as provided in the Arbitration Rules and shall be a person who has had substantial experience in senior executive employment matters. The Company shall pay all of the fees, if any, and expenses of such arbitrator and the arbitration.

               (d) The arbitration shall be conducted in the Southeastern Michigan area or in such other city in the United States of America as the parties to the dispute may designate by mutual written consent.

               (e) At any oral hearing of evidence in connection with the arbitration, each party thereto or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of any opposing party. No evidence of any witness shall be presented in form unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties to the dispute otherwise agree in writing or except under extraordinary circumstances where the interests of justice require a different procedure.

               (f) Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction.

               (g) Nothing herein contained shall be deemed to give the arbitral tribunal any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.

               Section 17. Notice. All notices, requests, demands and other communications required or permitted to be given by either party to the other party by this Agreement (including, without limitation, any notice of termination of employment and any notice under the Arbitration Rules of an intention to arbitrate) shall be in writing and shall be deemed to have been duly given when actually received, or three (3) business days after being mailed by certified or registered mail, return receipt requested, postage prepaid, or one (1) business day after being sent by a nationally recognized overnight courier service, with charges prepaid by sender and receipted for by or on behalf of the intended recipient, in each case to the address of the other party, as follows:

               If to the Company, to:
                  TriMas Corporation
                  315 East Eisenhower Parkway
                  Suite 300
                  Ann Arbor, Michigan 48108
                  Attention:  President

               With a copy to:

                  Corporate Counsel
                  21001 Van Born Road
                  Taylor, Michigan 48180


               If to the Employee:

                  _______________________
                  _______________________
                  _______________________
                  _______________________


Either party hereto may change its address for purposes of this Section 16 by giving ten (10) days' prior notice to the other party hereto.

               Section 18. Severability. If any term or provision of this Agreement or the application hereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

               Section 19. Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of this Agreement.

               Section 20. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original.

               Section 21. Governing Law. This Agreement shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of Michigan, without regard to the conflicts of laws principles of such state.

               Section 22. Payroll and Withholding Taxes. All payments to be made or benefits to be provided hereunder by the Company shall be subject to reduction for any then applicable payroll-related or withholding taxes, which the Company shall timely pay or deposit as required by the Internal Revenue Code of 1986, as amended and any successors thereto.

               Section 23. Entire Agreement. This Agreement supersedes any and all other oral or written employment agreements heretofore made and constitutes the entire agreement of the parties relating to the subject matter hereof. Notwithstanding the forgoing, this Agreement is not intended to and does not alter or amend any agreements between the Employee and the Company relating to matters such as non-competition and non-disclosure of Company matters, and is not intended to and does not limit the Employee's obligations under any Company employee benefit or welfare plan or limit, restrict, or reduce any employee benefit that the Employee is entitled to under any other agreement, plan, or arrangement, including without limitation as applicable, those providing for stock options, restricted stock, disability insurance or life insurance.

[Note: The Employment Agreements for Messrs. Crawford and Roosa do not contain any references to the Company's non-qualified Supplemental Executive Retirement and Disability Plan or provide for any benefits thereunder. Mr. Roosa's Employment Agreement provides that any outstanding relocation advance owing to the Company as of his termination date shall not reduce any amount payable under his Employment Agreement but shall be repaid to the Company under separate arrangements.]

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                       TriMas Corporation

                                       By:
----------------------------              ----------------------------
(Employee Signature)
                                          Its:
                                               -----------------------
----------------------------
(Employee Printed Name)



                                 EXHIBIT A


                         SEPARATION AGREEMENT AND
                       COMPLETE RELEASE OF LIABILITY


               This Separation Agreement and Complete Release of Liability (this "Agreement') is made this ______ day of __________, ____ by and between _________________ (the "Employee") and TriMas Corporation, a Delaware corporation (the "Company").

               The Company and Employee agree to the following terms:

            1. Date of Separation. Employee's active full-time employment with the Company will irrevocably and forever cease on ______________. Employee will not seek employment with the Company thereafter.

            2. Complete Release. In exchange for the compensation to be paid to Employee pursuant to Section 9 of that certain Employment Agreement dated November ____, 1997 between the Employee and the Company (the "Employment Agreement"), which Employee acknowledges he would not otherwise be entitled to receive without signing this Agreement, Employee forever discharges and releases the Company, its affiliates, subsidiaries, and their respective officers and directors, agents or representatives (the "Company Parties") from and forever promises not to sue the Company Parties for any and all claims, demands, damages, rights and causes of action, including, without limitation, claims for compensatory and punitive damages and for injunctive and other equitable or declaratory relief, Employee now has or may have against the Company Parties up to the date of signing this Agreement, whether known or unknown, including, but not limited to, claims, demands, rights and causes of action arising out of Employee's employment and termination thereof, claims of employment discrimination or bias, wrongful discharge, severance pay, unused vacation and breach of contract and any violation of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974 (ERISA), the Americans with Disabilities Act of 1990 (ADA), the Age Discrimination and Employment Act of 1967 (ADEA), the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Occupational and Safety & Health Act, the Equal Pay Act and any and all other federal, state and local laws and regulations and ordinances and or public policy and any and all claims, demands, rights and causes of action the Employee now has or may have against the Company Parties under common law or in equity including, without limitation, contract or tort actions.

               Employee acknowledges and fully understands and agrees that the Company Parties may plead this release as a complete defense to any claim or entitlement that may be asserted by Employee or other persons or agencies on the Employee's behalf in any suit, grievance or claim against the Company Parties for or on account of any matter whatsoever. This does not preclude, however, the right of Employee to enforce the terms of this Agreement.

               This release does not include a release of any pension benefits for which Employee may be eligible under the terms of applicable Company benefits plans.

            3. Confidentiality and Non-Disparagement. Employee promises not to disclose the contents of any Proprietary Information of the Company or any of its affiliates or subsidiaries. Proprietary Information shall mean information or material of the Company or any of its affiliates or subsidiaries (1) which is not generally available to or used by others or (2) the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain and includes, without limitation:

                 (a) Information or materials which relate to the Company's or any of its affiliates' or subsidiaries' trade secrets, manufacturing methods, machines, articles of manufacture, compositions, inventions, engineering services, technological developments, know-how, purchasing, accounting, merchandising or licensing;

                 (b) Software in various stages of development (source code, object code, documentation, diagrams, flow charts), designs, drawings, specifications, models, data and customer information; and

                 (c) Any information of the type described above which the Company or any of its affiliates or subsidiaries obtained from another party and which the Company or any of its affiliates or subsidiaries treats as proprietary or designates as confidential, whether or not owned or developed by the Company or any of its affiliates or subsidiaries.

               Employee agrees not to disparage the Company, its subsidiaries or affiliates or their respective officers, directors or employees.

            4. Non-Admission of Liability. This Agreement is made solely to facilitate an arrangement reached by the Company with Employee. This Agreement should not be construed as an admission by the Company of any wrongdoing.

            5.  Consequences of Employee Violation of Promises.  If Employee
(i) breaks the promises in Paragraph 2 of this Agreement and files a lawsuit or makes a claim or charge based on legal claims that Employee has released, (ii) breaks the promise made in Paragraph 3 of this Agreement and discloses Proprietary Information to any non-authorized third party, and such disclosure results in damage or injury to the Company or any of its affiliates or subsidiaries, (iii) does not use his reasonable efforts to avoid disparaging the Company, its subsidiaries and affiliates and their respective officers, directors and employees, or (iv) without Company's prior written consent, induces any Employee of the Company to leave the Company's employment, Employee will reimburse the Company for all such damage or injury occasioned by such action, including reasonable attorneys.

            6. Period For Review and Consideration of Agreement - Employee understands that Employee has been given a period of 21 days to review and consider this Agreement before signing it. Employee further understands that Employee may use as much of this 21 day period as Employee wishes prior to signing and that Employee will have waived the full 21 day period by signing this Agreement before the 21 day period expires.

            7. Encouragement to Consult with Attorney - Employee is strongly encouraged to consult with an attorney before signing this Agreement. Employee understands that whether or not to do so is Employee's decision.

            8. Employee's Right to Revoke Agreement - Employee may revoke this Agreement within seven (7) days of Employee's signing it. Revocation can be made only by delivering a written notice of revocation to ____________________________. For this revocation to be effective, written notice must be received by _________________ no later than the close of business on the seventh day after Employee signs this Agreement. If Employee properly revokes this Agreement, it shall not be effective or enforceable, and Employee will not receive the benefits described in Employee's Employment Agreement.

            9. Assistance in the Defense of Claims and Consultative Advice - Employee agrees, upon reasonable notice from the Company, to assist the Company in the defense of any legal or administrative proceeding now pending or which later may be filed by or against the Company or by or against any affiliated or related companies or any of their officers, directors or employees. Company will reimburse and/or advance monies to Employee for lost wages and out-of-pocket expenses incurred in connection with such assistance. Employee agrees, in addition, to the extent requested from time to time by the Company and provided such requests do not require more than a nominal amount of Employee's time, to provide telephonic consultative advice with respect to questions the Company may have regarding matters for which the Employee previously had responsibility or otherwise possesses knowledge.

           10. Company Property - Employee shall return to the Company upon signing this Agreement any and all Company property which has been entrusted to the Employee during the Employee's tenure with the Company.

           11. Applicable Law; Severability - The parties agree that this Agreement shall be governed by the laws of the State of Michigan. If any provision of this Agreement is declared invalid, the remaining provisions shall remain in effect.

           12. Entire Agreement - The Company has used its best efforts to compose this Agreement in a manner calculated to be readily understood by the Employee. This Agreement is the complete, entire and final agreement between Employee and the Company concerning the subject matter expressed herein. This Agreement may not be modified or terminated except in writing signed by both parties. The Company has made no promises to Employee other than those in this Agreement and the Employment Agreement.

           13. Successors/Assigns. This Agreement is personal to the Employee and may not be assigned or transferred by the Employee. This Agreement shall inure to the benefit of the Employee's personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees or beneficiaries, and to the Company, and its successors and assigns.

               EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT. PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EMPLOYEE                                    WITNESS

------------------------------              ------------------------------


By:
   ---------------------------

Dated:
      ------------------------

TRIMAS CORPORATION                          WITNESS


                                            ------------------------------
By:
   ---------------------------

Its:
    --------------------------

Dated:
      ------------------------